Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136804

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED JULY 15, 2011 TO PROSPECTUS DATED MAY 13, 2011

JUNE 2011 PERFORMANCE UPDATE

	June 2011	Year to Date	Total NAV 6/30/2011	NAV per Unit 6/30/2011

Series A	-2.01%	-3.23%	$37,016,074	$1,500.62
Series B	-2.79%	-3.12%	$48,987,309	$1,718.58

          * All performance is reported net of fees and expenses

Fund results for June 2011:

          The Fund’s trading strategies yielded negative results in June as the correction in stocks and commodities that began in May continued, only to reverse late in the month. The Fund’s short-term strategies contributed positively to overall performance as gains in bonds, metals, and stocks offset losses in currencies and energies.

          The Fund underperformed in equities futures trading in June as stagnating growth and European sovereign debt worries sent indices sharply lower. European equities plummeted as EU officials, private creditors, and the Greek government struggled to find a workable solution to the crisis. Meanwhile, the Fund’s bond strategies outperformed across the board in June, responding in a classic inverse manner to the factors affecting equities. German bunds moved steadily higher early as uncertainty over the status of Greek debt intensified. Lower than expected German factory orders and industrial production supported values as well. Australian bonds rallied, due in part to the attractive yield differential versus the U.S., Europe, and Japan.

          The Fund’s allocation to global energy markets produced losses as the recent correction continued in June, reflecting increasing pessimism for economic prospects. Energy markets and commodity currencies sold off while treasuries gained on safe haven flows as softening manufacturing data prompted the European Central Bank and the U.S. Federal Reserve to lower their longer term inflation estimates. However, with a late month agreement on a new aid package, equities and other risk assets reversed higher, while treasuries gave back earlier gains.

          Late month losses in previous metals and choppy action in base metals led to negative performance in that sector. The Fund’s trading models also produced losses in grains in June as improving weather and declining demand prospects associated with macroeconomic concerns led to sharp reversals. Gold and silver finished lower on the inflation outlook while grains sold off as excellent weather and an uncertain demand outlook led to higher inventory estimates.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GREEN, L.P. – SERIES A
June 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2011)

STATEMENT OF INCOME
June 2011

Investment income, interest	$1,377

Expenses
Management fee	57,401
Ongoing offering expenses	31,028
Operating expenses	4,654
Selling Commissions	124,111
Other expenses	1,918
Incentive fee	—
Brokerage commissions	55,962

Total expenses	275,075

Net investment gain (loss)	(273,698)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	430,868
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(914,980)

Net gain (loss) on investments	(484,112)

Net increase (decrease) in net assets from operations	$(757,810)

STATEMENT OF CHANGES IN NET ASSET VALUE
June 2011
Net assets, beginning of period	$37,782,637

Net increase (decrease) in net assets from operations	(757,810)

Capital share transactions
Issuance of shares	439,846
Redemption of shares	(448,599)

Net increase (decrease) in net assets from capital share transactions	(8,753)

Net increase (decrease) in net assets	(766,563)

Net assets, end of period	$37,016,073

NAV Per Unit, end of period	$1,500.62

SUPERFUND GREEN, L.P. – SERIES B
June 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended June 30, 2011)

STATEMENT OF INCOME
June 2011

Investment income, interest	$1,805

Expenses
Management fee	75,965
Ongoing offering expenses	41,062
Operating expenses	6,159
Selling Commissions	164,249
Other expenses	3,037
Incentive fee	—
Brokerage commissions	112,573

Total expenses	403,045

Net investment gain (loss)	(401,240)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	858,759
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(1,861,311)

Net gain (loss) on investments	(1,002,553)

Net increase (decrease) in net assets from operations	$(1,403,793)

STATEMENT OF CHANGE IN NET ASSET VALUE
June 2011
Net assets, beginning of period	$51,631,970

Net increase (decrease) in net assets from operations	(1,403,793)

Capital share transactions
Issuance of shares	124,205
Redemption of shares	(1,365,072)

Net increase (decrease) in net assets from capital share transactions	(1,240,867)
Net increase (decrease) in net assets	(2,644,660)

Net assets, end of period	$48,987,310

NAV Per Unit, end of period	$1,718.58

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.